EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports First Quarter 2020 Financial Results

Conference Call Today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., April 30, 2020 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies and the utilization of novel biomarkers to enhance patient selection, today provided a business update and announced financial results for the first quarter ended March 31, 2020.

“In the first quarter, we continued enrolling patients across our three clinical stage programs and reported positive data updates for ciforadenant, the Adenosine Gene Signature, and CPI-818,” said Richard A. Miller, M.D.,  president and chief executive officer of Corvus. “With ciforadenant, CPI-006 and the Adenosine Gene Signature, we have a leadership position in the development of targeted medicines addressing the adenosine pathway. We look forward to providing another important update for ciforadenant at ASCO, where we will present new data in renal cell cancer, including data confirming the utility of the Adenosine Gene Signature as a predictive biomarker to identify patients most likely to respond to treatment with ciforadenant.”

“We also worked closely with our clinical trial sites to quickly adapt and update our study protocols to ensure patient and healthcare provider safety in light of the COVID-19 pandemic. We are pleased that this enabled enrollment and follow-up activities for patients in our studies to continue with minimal disruption. Fortunately, we have had strong enrollment in our clinical studies up to this point, allowing us to collect important clinical data as the studies mature.”

Recent Achievements

Ciforadenant (CPI-444): A2A Receptor Antagonist of Adenosine

  Enrolled 25 patients with advanced refractory renal cell cancer (RCC) in an amended phase 1b/2 clinical trial evaluating ciforadenant in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody, intended to confirm earlier results published in Cancer Discovery describing the Adenosine Gene Signature, which is designed to identify patients most likely to respond to treatment with ciforadenant. In the Cancer Discovery study, for patients with available tumor biopsies, Adenosine Gene Signature positive patients had a 17% overall response rate by RECIST criteria vs 0% in Adenosine Gene Signature negative patients. Initial clinical data from the 25-patient RCC cohort is expected to be delivered in a presentation at the 2020 American Society of Clinical Oncology (ASCO) Virtual Annual Meeting in May 2020.

  Presented safety and preliminary efficacy data in 35 patients with advanced refractory metastatic castrate resistant prostate cancer (mCRPC) treated with ciforadenant monotherapy and in combination with Tecentriq at the ASCO GU Cancer Symposium. The preliminary data indicated that ciforadenant is active in mCRPC, and that the Adenosine Gene Signature correlated with CD73 expression in tumor biopsies.  Treatment and follow up in this study continues.

CPI-006: Anti-CD73 Antibody with Immunomodulatory Activity

  Completed enrollment in the first two arms of the CPI-006 phase 1/1b clinical trial: monotherapy and combination with ciforadenant. The trial, which will enroll up to 350 patients, continues to enroll patients in its other two arms: combination with pembrolizumab and triplet combination with ciforadenant and pembrolizumab. Updated clinical data from the phase 1/1b clinical trial is targeted to be presented at the Society for Immunotherapy of Cancer (SITC) annual meeting in November 2020.

  Generated positive pre-clinical data demonstrating that CPI-006 activates B-cells and enhances antibody responses in vitro. Human clinical data from the ongoing clinical trial in cancer continues to demonstrate B-cell activation leading to generation of anti-tumor antibodies in some patients.

CPI-818: A small molecule ITK inhibitor

  Completed enrollment in the dose escalation portion of the CPI-818 phase 1/1b clinical trial, which included patients with several types of advanced, refractory T-cell lymphomas. Based on results from this portion of the study, the Company selected the CPI-818 optimum dose and began the next portion of the study with a focus on patients with cutaneous T-cell lymphoma (CTCL).

Anticipated Events in 2020

  As noted above, the Company will present updated data covering ciforadenant and the Adenosine Gene Signature in RCC at the 2020 ASCO Virtual Annual Meeting in May 2020.

  The Company plans to meet with U.S. Food & Drug Administration (FDA) to discuss the study design and plans for a ciforadenant pivotal study in advanced refractory RCC using the Adenosine Gene Signature as a biomarker.

  Updated clinical data from the CPI-006 phase 1/1b clinical trial is planned to be presented at the SITC annual meeting in November 2020.

  Updated clinical data from the CPI-818 phase 1/1b clinical trial is planned to be presented at the American Society of Hematology (ASH) annual meeting in December 2020.

Financial Results

At March 31, 2020, Corvus had cash, cash equivalents and marketable securities totaling $68.7 million, as compared to cash, cash equivalents and marketable securities of $78.0 million at December 31, 2019.  Corvus has revised its financial forecast for 2020 and now expects full year 2020 net cash used in operating activities to be between $29 million and $31 million, versus prior expectations in the range of $39 million to $42 million. The decrease is primarily related to reduced levels of both drug manufacturing and new patient enrollment in the Company’s clinical trials for the remainder of 2020 due to the impact of the COVID-19 pandemic.

Research and development expenses for the three months ended March 31, 2020 totaled $10.2 million compared to $9.4 million for the same period in 2019. The increase of $0.8 million was primarily due to a $1.3 million increase in CPI-006 clinical trial expenses, partially offset by a $0.9 million reduction in CPI-818 drug manufacturing costs.

The net loss for the three months ended March 31, 2020 was $12.9 million, compared to a net loss of $11.6 million for the same period in 2019. Total stock compensation expense for the three months ended March 31, 2020 was $1.8 million compared to $2.0 million of total stock compensation expense for the same period in 2018.

Conference Call Details
Corvus will host a conference call and webcast today, Thursday, April 30, 2020, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the first quarter 2020 financial results. The conference call can be accessed by dialing 1-800-479-1004 (toll-free domestic) or 1-720-543-0206 (international) and using the conference ID 6494327. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus' website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidates are ciforadenant (CPI-444), a small molecule inhibitor of the A2A receptor, and CPI-006, a humanized monoclonal antibody directed against CD73 that exhibits immunomodulatory activity and blockade of adenosine production. These product candidates are being studied in ongoing Phase 1/1b and Phase 1b/2 clinical trials in patients with a wide range of advanced solid tumors. Ciforadenant is being evaluated in a successive expansion cohort Phase 1b/2 trial examining its activity both as a single agent and in combination with an anti-PD-L1 antibody. CPI-006 is being evaluated in a multicenter Phase 1/1b clinical trial as a single agent, in combination with ciforadenant and pembrolizumab. The Company’s third clinical program, CPI-818, an oral, small molecule drug that has been shown to selectively inhibit ITK, is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. For more information, visit www.corvuspharma.com.

About Ciforadenant
Ciforadenant (CPI-444) is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine. In vitro and preclinical studies have shown that dual blockade of CD73 and the A2A receptor may be synergistic.

Adenosine Gene Signature
The adenosine gene signature is a biomarker that reflects adenosine induced immunosuppression in the tumor.  These genes express chemokines that recruit myeloid cells including immunosuppressive tumor associated macrophages, which are thought to mediate resistance to anti-PD(L)1 treatment. To date, in our clinical trial of  renal cell cancer, this biomarker has been associated with a higher rate of response to ciforadenant.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with the active site of CD73, blocking the conversion of AMP to adenosine. This antibody also possesses immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking, which are independent of adenosine.  In vitro studies of CPI-006 have shown it is capable of substantially inhibiting the production of adenosine by blocking the CD73 enzyme.

About CPI-818
CPI-818 is a small molecule drug given orally that has been shown to selectively inhibit ITK (interleukin-2-inducible T-cell kinase). It was developed to possess dual properties: to block malignant T-cell growth and modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of ciforadenant, CPI-006, and CPI-818, the Company’s ability to identify and utilize the adenosine gene signature for purposes of its clinical trials, including the Company’s Phase 1b/2 clinical trial of ciforadenant, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1b/2 clinical trial of ciforadenant, the Company’s Phase 1/1b clinical trial of CPI-006,  the Company’s Phase 1/1b clinical trial of CPI-818, the suitability of dosing regimen selected for clinical trials, and the impact of COVID-19 and related “shelter in place” orders and other public health guidance measures on our clinical programs and business operations. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission on April 30, 2020, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of ciforadenant, CPI-006 and CPI-818; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the Company’s ability to utilize biomarker data and select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to raise additional capital; and the effects of COVID-19 on the Company’s clinical programs and business operations. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
+1 213-262-9390
sseapy@purecommunications.com

CORVUS PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019

	(unaudited)
Operating expenses:
Research and development	$10,163	$9,419
General and administrative	3,106	2,886
Total operating expenses	13,269	12,305
Loss from operations	(13,269)	(12,305)
Interest income and other expense, net	334	662
Net loss	$(12,935)	$(11,643)
Net loss per share, basic and diluted	$(0.44)	$(0.40)
Shares used to compute net loss per share, basic and diluted	29,411,233	29,292,135

CORVUS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$68,707	$77,982
Operating lease right-of-use asset	2,163	2,327
Other assets	2,927	3,337
Total assets	$73,797	$83,646
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$10,785	$9,347
Operating lease liability	2,977	3,188
Stockholders' equity	60,035	71,111
Total liabilities and stockholders' equity	$73,797	$83,646